NEWS RELEASE
FOR IMMEDIATE RELEASE
April 28, 2016
CAPITOL FEDERAL FINANCIAL, INC.
REPORTS SECOND QUARTER FISCAL YEAR 2016 RESULTS

Topeka, KS - Capitol Federal® Financial, Inc. (NASDAQ: CFFN) (the "Company") announced results today for the quarter ended March 31, 2016. Detailed results will be available in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which will be filed with the Securities and Exchange Commission ("SEC") on or about May 10, 2016 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:

•	net income of $21.5 million, including $561 thousand from the daily leverage strategy;

•	basic and diluted earnings per share of $0.16;

•	annualized loan portfolio growth of 6%;

•	annualized deposit portfolio growth of 12%;

•	net interest margin of 1.78% (2.13% excluding the effects of the daily leverage strategy); and

•	paid dividends of $11.3 million, or $0.085 per share.

Comparison of Operating Results for the Three Months Ended March 31, 2016 and December 31, 2015

Net income increased $809 thousand, or 3.9%, from the quarter ended December 31, 2015 to $21.5 million, or $0.16 per share, for the quarter ended March 31, 2016, due primarily to an increase in non-interest income. Net income attributable to the daily leverage strategy was $561 thousand during the current quarter compared to $583 thousand in the prior quarter.

Net interest income increased $556 thousand, or 1.2%, from the prior quarter to $48.5 million for the current quarter. The increase was due primarily to a decrease in interest expense on Federal Home Loan Bank Topeka ("FHLB") advances. The net interest margin increased three basis points from 1.75% for the prior quarter to 1.78% for the current quarter. Excluding the effects of the daily leverage strategy, the net interest margin would have been 2.13% for the current quarter compared to 2.11% for the prior quarter. The two basis point increase was due mainly to a decrease in interest expense on FHLB advances.

Interest and Dividend Income
The weighted average yield on total interest-earning assets for the current quarter increased six basis points from the prior quarter, to 2.77%, while the average balance of interest-earning assets decreased $52.1 million between the two periods. Absent the impact of the daily leverage strategy, the weighted average yield on total interest-earning assets would have increased one basis point from the prior quarter, to 3.22%, while the average balance would have increased $17.4 million. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2016	2015	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$60,732	$60,223	$509	0.8%
Mortgage-backed securities ("MBS")	7,702	7,831	(129)	(1.6)
FHLB stock	3,006	3,152	(146)	(4.6)
Cash and cash equivalents	2,707	1,620	1,087	67.1
Investment securities	1,485	1,533	(48)	(3.1)
Total interest and dividend income	$75,632	$74,359	$1,273	1.7

The increase in interest income on loans receivable was due to a $65.6 million increase in the average balance of the portfolio. The loan growth was largely funded with deposit growth during the current quarter. The weighted average yield on the portfolio was 3.62% for the current quarter, unchanged from the prior quarter.

The decrease in interest income on MBS was due to a $37.8 million decrease in the average balance of the portfolio, partially offset by a two basis point increase in the weighted average yield on the portfolio. During the current quarter, $1.1 million of net premiums on MBS were amortized, which decreased the weighted average yield on the portfolio by 32 basis points. During the prior quarter, $1.2 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 33 basis points.

The increase in interest income on cash and cash equivalents was due primarily to a 21 basis point increase in the weighted average yield resulting from a full quarter impact, in the current quarter, of the increase in yield earned on balances held at the Federal Reserve Bank.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities increased four basis point from the prior quarter, to 1.12%, while the average balance of interest-bearing liabilities decreased $9.2 million between the two periods. Absent the impact of the daily leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have decreased one basis point from the prior quarter, to 1.27%, and the average balance would have increased $60.2 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2016	2015	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$16,394	$16,074	$320	2.0%
Deposits	9,213	8,799	414	4.7
Repurchase agreements	1,487	1,504	(17)	(1.1)
Total interest expense	$27,094	$26,377	$717	2.7

The increase in interest expense on FHLB borrowings was due largely to a 20 basis point increase in the average rate paid on FHLB line of credit borrowings during the current quarter, to 0.53%, partially offset by a $66.8 million decrease in the average balance of FHLB advances. Late in the prior quarter, a $200.0 million advance with an effective rate of 1.94% matured and was partially replaced with a $100.0 million advance with a contractual rate of 1.45%.

The increase in interest expense on deposits was due primarily to a three basis point increase in the average rate paid on the deposit portfolio, to 0.74% for the current quarter, as well as to deposit growth. The average balance of the deposit portfolio increased by $127.1 million, which was largely in the certificates of deposit and checking portfolios.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2016	2015	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$3,558	$3,814	$(256)	(6.7)%
Income from bank-owned life insurance ("BOLI")	1,459	703	756	107.5
Insurance commissions	1,060	516	544	105.4
Loan fees	336	342	(6)	(1.8)
Other non-interest income	213	191	22	11.5
Total non-interest income	$6,626	$5,566	$1,060	19.0

The decrease in retail fees and charges was due primarily to a decrease in service fees earned and debit card income, due in part to seasonality. The increase in income from BOLI was due primarily to the receipt of death benefits during the current quarter. The increase in insurance commissions was due largely to the receipt of annual contingent commissions from certain insurance providers during the current quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2016	2015	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$10,288	$10,487	$(199)	(1.9)%
Occupancy, net	2,616	2,672	(56)	(2.1)
Information technology and communications	2,609	2,558	51	2.0
Federal insurance premium	1,399	1,382	17	1.2
Deposit and loan transaction costs	1,396	1,274	122	9.6
Regulatory and outside services	1,144	1,486	(342)	(23.0)
Advertising and promotional	983	1,154	(171)	(14.8)
Low income housing partnerships	1,321	773	548	70.9
Office supplies and related expense	584	887	(303)	(34.2)
Other non-interest expense	1,086	917	169	18.4
Total non-interest expense	$23,426	$23,590	$(164)	(0.7)

The decrease in regulatory and outside services was due primarily to a decrease in external audit fees. The decrease in advertising and promotional expense was due primarily to the timing of media campaigns and sponsorships. The decrease in office supplies and related expense was due primarily to the purchase of cards enabled with chip card technology during the prior quarter. The increase in low income housing partnerships expense was due primarily to an increase in amortization expense.

The Company's efficiency ratio was 42.46% for the current quarter compared to 44.05% for the prior quarter. The change in the efficiency ratio was due primarily to an increase in non-interest income, as well as to an increase in net interest income. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that the financial institution is generating revenue with a lower level of expense.

Income Tax Expense
Income tax expense was $10.2 million for the current quarter compared to $9.2 million for the prior quarter. The increase between periods was due primarily to an increase in pre-tax income, as well as to an increase in the effective income tax rate, from 30.8% for the prior quarter, to 32.2% for the current quarter. The increase in the effective income tax rate between quarters was due primarily to the prior quarter including favorable discrete items related to state income tax liabilities. Management anticipates the effective tax rate for fiscal year 2016 will be approximately 32%, based on fiscal year 2016 estimates as of March 31, 2016.

Comparison of Operating Results for the Six Months Ended March 31, 2016 and 2015

For the six month period ended March 31, 2016, the Company recognized net income of $42.2 million, or $0.32 per share, compared to net income of $39.7 million, or $0.29 per share, for the six month period ended March 31, 2015. The $2.5 million, or 6.4%, increase in net income was due primarily to a $1.7 million increase in net interest income and a $1.7 million increase in non-interest income, partially offset by a $1.0 million increase in non-interest expense. The $1.7 million, or 1.8%, increase in net interest income from the prior year six month period was due primarily to a $3.5 million decrease in interest expense on term borrowings, partially offset by a $1.7 million increase in interest expense on deposits.

Net income attributable to the daily leverage strategy was $1.1 million during the current year six month period, compared to $1.5 million for the prior year six month period. The decrease in net income attributable to the daily leverage strategy was due to an increase in the average FHLB line of credit borrowings rate, which was larger than the increase in the average yield earned on the cash at the Federal Reserve Bank. The Company's efficiency ratio was 43.25% for the current year six month period compared to 43.66% for the prior year six month period.

The net interest margin increased three basis points, from 1.73% for the prior year six month period to 1.76% for the current year six month period. Excluding the effects of the daily leverage strategy, the net interest margin would have increased four basis points, from 2.08% for the prior year six month period, to 2.12% for the current year six month period. The increase in the net interest margin was due mainly to a decrease in interest expense on term borrowings.

Interest and Dividend Income
The weighted average yield on total interest-earning assets increased two basis points, from 2.72% for the prior year six month period to 2.74% for the current year six month period, while the average balance of interest-earning assets increased $10.9 million from the prior year six month period. Absent the impact of the daily leverage strategy, the weighted average yield on total interest-earning assets would have decreased one basis point, from 3.23% for the prior year six month period to 3.22% for the current year six month period, while the average balance would have increased $38.1 million. The following table presents the components of interest and dividend income for the time periods presented along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2016	2015	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$120,955	$116,817	$4,138	3.5%
MBS	15,533	19,538	(4,005)	(20.5)
FHLB stock	6,158	6,257	(99)	(1.6)
Cash and cash equivalents	4,327	2,817	1,510	53.6
Investment securities	3,018	3,348	(330)	(9.9)
Total interest and dividend income	$149,991	$148,777	$1,214	0.8

The increase in interest income on loans receivable was due to a $399.6 million increase in the average balance of the portfolio, partially offset by a 10 basis point decrease in the weighted average yield on the portfolio, to 3.62% for the current six month period. Loan growth was funded through cash flows from the securities portfolio along with deposit growth. The decrease in the weighted average yield was due primarily to endorsements and refinances repricing loans to lower market rates, along with the origination and purchase of loans between periods at rates less than the existing portfolio rate.

The decrease in interest income on the MBS portfolio was due primarily to a $316.4 million decrease in the average balance of the portfolio as cash flows not reinvested were used to fund loan growth. Additionally, the weighted average yield on the MBS portfolio decreased five basis points, from 2.28% during the prior year six month period to 2.23% for the current year six month period. Net premium amortization of $2.3 million during the current year six month period decreased the weighted average yield on the portfolio by 33 basis points. During the prior year six month period, $2.6 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 31 basis points. As of March 31, 2016, the remaining net balance of premiums on our portfolio of MBS was $15.8 million.

The increase in interest income on cash and cash equivalents was due primarily to a 13 basis point increase in the weighted average yield resulting from an increase in the yield earned on balances held at the Federal Reserve Bank.

The decrease in interest income on investment securities was due primarily to a $75.9 million decrease in the average balance, partially offset by a five basis point increase in the weighted average yield on the portfolio. Cash flows not reinvested in the portfolio were used to fund loan growth.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities decreased three basis points, from 1.13% for the prior year six month period to 1.10% for the current year six month period, while the average balance of interest-bearing liabilities increased $140.1 million from the prior year six month period. Absent the impact of the daily leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have decreased nine basis points from the prior year six month period, to 1.28% for the current year six month period, due primarily to a decrease in the cost of term borrowings, while the average balance of interest-bearing liabilities would have increased $167.2 million due to deposit growth. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2016	2015	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$32,468	$34,186	$(1,718)	(5.0)%
Deposits	18,012	16,352	1,660	10.2
Repurchase agreements	2,991	3,424	(433)	(12.6)
Total interest expense	$53,471	$53,962	$(491)	(0.9)

The decrease in interest expense on FHLB borrowings was due primarily to a 22 basis point decrease in the weighted average rate paid on FHLB advances, to 2.24% for the current year six month period, partially offset by an 18 basis point increase in the weighted average rate paid on FHLB line of credit borrowings. The decrease in the weighted average rate paid on FHLB advances was due primarily to the prepayment of a $175.0 million advance between periods with an effective rate of 5.08%, which was replaced with a $175.0 million advance with an effective rate of 2.18%.

The increase in interest expense on deposits was primarily a result of deposit growth, along with a three basis point increase in the weighted average rate, to 0.73% for the current year six month period. The average balance of the deposit portfolio increased $253.2 million for the current year six month period, with the majority of the increase in the retail deposit portfolio, specifically the certificates of deposit and checking portfolios.

The decrease in interest expense on repurchase agreements was due to the maturity between periods of a $20.0 million repurchase agreement at a rate of 4.45%, which was not replaced.

Provision for Credit Losses
Capitol Federal Savings Bank (the "Bank") did not record a provision for credit losses during the current year six month period, compared to a provision for credit losses during the prior year six month period of $448 thousand. No provision for credit losses was recorded during the current year six month period due to the continued low level of net loan charge-offs and stabilization of delinquent loan balances. Net loan charge-offs were $250 thousand for the current year six month period and the allowance for credit losses ("ACL") to net charge-offs (annualized) was 18.3 times at March 31, 2016. The improvement in collateral values has assisted in lowering our net charge-off amounts compared to prior years. At March 31, 2016, loans 90 or more days delinquent or in foreclosure were 0.25% of total loans, down slightly from 0.27% at March 31, 2015.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2016	2015	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$7,372	$7,254	$118	1.6%
Income from BOLI	2,162	568	1,594	280.6
Insurance commissions	1,576	1,522	54	3.5
Loan fees	678	731	(53)	(7.3)
Other non-interest income	404	459	(55)	(12.0)
Total non-interest income	$12,192	$10,534	$1,658	15.7

The increase in income from BOLI was due mainly to the purchase of a new BOLI investment between periods, as well as to the receipt of death benefits in the current year.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2016	2015	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$20,775	$20,889	$(114)	(0.5)%
Occupancy, net	5,288	4,880	408	8.4
Information technology and communications	5,167	5,153	14	0.3
Federal insurance premium	2,781	2,750	31	1.1
Deposit and loan transaction costs	2,670	2,630	40	1.5
Regulatory and outside services	2,630	2,502	128	5.1
Advertising and promotional	2,137	1,638	499	30.5
Low income housing partnerships	2,094	2,912	(818)	(28.1)
Office supplies and related expense	1,471	1,062	409	38.5
Other non-interest expense	2,003	1,585	418	26.4
Total non-interest expense	$47,016	$46,001	$1,015	2.2

The increase in occupancy, net expense was due mainly to non-capitalizable costs associated with the remodel of the Bank's Kansas City market area operations center. The increase in advertising and promotional expense was due primarily to the timing of media campaigns and sponsorships. The decrease in low income housing partnerships expense was due primarily to impairments in the prior year. The increase in office supplies and related expense was due primarily to the purchase of cards enabled with chip card technology. The increase in other non-interest expense was due largely to higher deposit account charge-offs related to debit card fraud in the current year, along with an increase in expenses related to other real estate owned ("OREO") operations due to a recent increase in properties with deferred maintenance and damage issues.

Management anticipates that salaries and employee benefits will increase $500 thousand from fiscal year 2015, a decrease from our original estimate of a $1.4 million increase, due mainly to lower than anticipated employee benefit expenses. Additionally, management anticipates information technology and communications expense will increase $700 thousand from fiscal year 2015, a decrease from our original estimate of a $1.5 million increase.

Income Tax Expense
Income tax expense was $19.5 million for the current year six month period compared to $19.2 million for the prior year six month period. The effective tax rate for the current year six month period was 31.5% compared to 32.6% for the prior year six month period. The decrease in the effective tax rate was due primarily to an increase in nontaxable income related to BOLI and higher low income housing tax credits in the current fiscal year.

Financial Condition as of March 31, 2016

Total assets were $9.32 billion at March 31, 2016 compared to $9.84 billion at September 30, 2015. The $527.5 million decrease was due primarily to a $568.8 million decrease in cash and cash equivalents and a $36.2 million decrease in FHLB stock, both due to the removal of the entire daily leverage strategy at March 31, 2016 compared to $700.0 million of the daily leverage strategy being in place at September 30, 2015.

The loans receivable portfolio, net, increased $144.2 million, to $6.77 billion at March 31, 2016, from $6.63 billion at September 30, 2015. This growth was primarily funded with cash flows from the securities portfolio and growth in the deposits portfolio. During the current year six month period, the Bank originated and refinanced $348.3 million of loans with a weighted average rate of 3.68%, purchased $291.9 million of loans from correspondent lenders with a weighted average rate of 3.52%, and purchased participations of $112.0 million of multi-family and commercial real estate and construction-to-permanent loans with a weighted average rate of 3.80%.

Total liabilities were $7.91 billion at March 31, 2016 compared to $8.43 billion at September 30, 2015. The $514.7 million decrease was due primarily to a $798.9 million decrease in FHLB borrowings, largely as a result of the removal of the entire daily leverage strategy at March 31, 2016, along with a $100.0 million decrease in term advances, partially offset by a $287.3 million increase in the deposits portfolio. The growth in deposits was primarily in the retail certificates of deposit, checking, and wholesale certificates of deposit portfolios, which increased $100.8 million, $77.1 million, and $73.9 million, respectively.

Stockholders' equity was $1.40 billion at March 31, 2016 compared to $1.42 billion at September 30, 2015. The $12.8 million decrease between periods was due primarily to the payment of $55.9 million in cash dividends, partially offset by net income of $42.2 million. The cash dividends paid during the current year six month period consisted of a $0.25 per share cash true-up dividend related to fiscal year 2015 earnings per the Company's dividend policy, and two regular quarterly cash dividends totaling $0.17 per share. On April 20, 2016, the Company declared a regular quarterly cash dividend of $0.085 per share, or approximately $11.3 million, payable on May 20, 2016 to stockholders of record as of the close of business on May 6, 2016.

At March 31, 2016, Capitol Federal Financial, Inc., at the holding company level, had $80.1 million on deposit at the Bank. For fiscal year 2016, it is the intent of the Board of Directors and management to continue with the payout of 100% of the Company's earnings to its stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

In October 2015, the Company announced a stock repurchase plan for up to $70.0 million of common stock. The repurchase plan does not have an expiration date. The Company has not repurchased any shares under the repurchase plan through the date of this release.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	March 31,	September 30,	March 31,
	2016	2015	2015
	(Dollars in thousands)
Stockholders' equity	$1,403,408	$1,416,226	$1,476,656
Equity to total assets at end of period	15.1%	14.4%	14.7%

The following table presents a reconciliation of total to net shares outstanding as of March 31, 2016.

Total shares outstanding	137,159,138
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(4,125,077)
Net shares outstanding	133,034,061

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a "well-capitalized" status for the Bank and the Company in accordance with regulatory standards. As of March 31, 2016, the Bank and Company exceeded all regulatory capital requirements. The following table presents the Bank's regulatory capital ratios at March 31, 2016.

		Regulatory
		Requirement For
	Bank	"Well-Capitalized"
	Ratios	Status
Tier 1 leverage ratio	11.3%	5.0%
Common equity tier 1 capital ratio	29.8	6.5
Tier 1 capital ratio	29.8	8.0
Total capital ratio	30.0	10.0

A reconciliation of the Bank's equity under accounting principles generally accepted in the United States of America ("GAAP") to regulatory capital amounts as of March 31, 2016 is as follows (dollars in thousands):

Total Bank equity as reported under GAAP	$1,277,427
Unrealized gains on available-for-sale ("AFS") securities	(7,014)
Total tier 1 capital	1,270,413
ACL	9,193
Total capital	$1,279,606

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 47 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found on the Internet at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President,	Executive Vice President,
Investor Relations	Chief Financial Officer and Treasurer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	March 31,	September 30,
	2016	2015
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $196,910 and $764,816)	$203,811	$772,632
Securities:
AFS at estimated fair value (amortized cost of $666,139 and $744,708)	677,416	758,171
Held-to-maturity at amortized cost (estimated fair value of $1,293,441 and $1,295,274)	1,270,849	1,271,122
Loans receivable, net (ACL of $9,193 and $9,443)	6,769,194	6,625,027
FHLB stock, at cost	114,381	150,543
Premises and equipment, net	80,857	75,810
Income taxes receivable, net	—	1,071
Other assets	200,176	189,785
TOTAL ASSETS	$9,316,684	$9,844,161

LIABILITIES:
Deposits	$5,119,829	$4,832,520
FHLB borrowings	2,471,656	3,270,521
Repurchase agreements	200,000	200,000
Advance payments by borrowers for taxes and insurance	52,229	61,818
Income taxes payable, net	1,778	—
Deferred income tax liabilities, net	25,924	26,391
Accounts payable and accrued expenses	41,860	36,685
Total liabilities	7,913,276	8,427,935

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 137,159,138 and 137,106,822
shares issued and outstanding as of March 31, 2016 and September 30, 2015, respectively	1,372	1,371
Additional paid-in capital	1,152,367	1,151,041
Unearned compensation, ESOP	(40,473)	(41,299)
Retained earnings	283,128	296,739
Accumulated other comprehensive income, net of tax	7,014	8,374
Total stockholders' equity	1,403,408	1,416,226
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,316,684	$9,844,161

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2016	2015
INTEREST AND DIVIDEND INCOME:
Loans receivable	$60,732	$60,223	$120,955	$116,817
MBS	7,702	7,831	15,533	19,538
FHLB stock	3,006	3,152	6,158	6,257
Cash and cash equivalents	2,707	1,620	4,327	2,817
Investment securities	1,485	1,533	3,018	3,348
Total interest and dividend income	75,632	74,359	149,991	148,777

INTEREST EXPENSE:
FHLB borrowings	16,394	16,074	32,468	34,186
Deposits	9,213	8,799	18,012	16,352
Repurchase agreements	1,487	1,504	2,991	3,424
Total interest expense	27,094	26,377	53,471	53,962

NET INTEREST INCOME	48,538	47,982	96,520	94,815

PROVISION FOR CREDIT LOSSES	—	—	—	448
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	48,538	47,982	96,520	94,367

NON-INTEREST INCOME:
Retail fees and charges	3,558	3,814	7,372	7,254
Income from BOLI	1,459	703	2,162	568
Insurance commissions	1,060	516	1,576	1,522
Loan fees	336	342	678	731
Other non-interest income	213	191	404	459
Total non-interest income	6,626	5,566	12,192	10,534

NON-INTEREST EXPENSE:
Salaries and employee benefits	10,288	10,487	20,775	20,889
Occupancy, net	2,616	2,672	5,288	4,880
Information technology and communications	2,609	2,558	5,167	5,153
Federal insurance premium	1,399	1,382	2,781	2,750
Deposit and loan transaction costs	1,396	1,274	2,670	2,630
Regulatory and outside services	1,144	1,486	2,630	2,502
Advertising and promotional	983	1,154	2,137	1,638
Low income housing partnerships	1,321	773	2,094	2,912
Office supplies and related expense	584	887	1,471	1,062
Other non-interest expense	1,086	917	2,003	1,585
Total non-interest expense	23,426	23,590	47,016	46,001
INCOME BEFORE INCOME TAX EXPENSE	31,738	29,958	61,696	58,900
INCOME TAX EXPENSE	10,211	9,240	19,451	19,194
NET INCOME	$21,527	$20,718	$42,245	$39,706

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended		For the Six Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2016	2015
	(Dollars in thousands, except per share amounts)
Net income	$21,527	$20,718	$42,245	$39,706
Income allocated to participating securities	(16)	(27)	(43)	(69)
Net income available to common stockholders	$21,511	$20,691	$42,202	$39,637

Average common shares outstanding	132,918,277	132,821,834	132,869,793	136,126,419
Average committed ESOP shares outstanding	41,753	449	20,988	20,876
Total basic average common shares outstanding	132,960,030	132,822,283	132,890,781	136,147,295

Effect of dilutive stock options	71,012	88,873	80,473	32,327

Total diluted average common shares outstanding	133,031,042	132,911,156	132,971,254	136,179,622

Net earnings per share:
Basic	$0.16	$0.16	$0.32	$0.29
Diluted	$0.16	$0.16	$0.32	$0.29

Antidilutive stock options, excluded from the diluted
average common shares outstanding calculation	921,199	872,039	898,386	920,365

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	March 31, 2016			December 31, 2015			September 30, 2015
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Real estate loans:
One- to four-family:
Originated	$4,002,874	3.81%	57.6%	$4,005,625	3.82%	59.3%	$4,010,517	3.84%	59.8%
Correspondent purchased	2,016,685	3.52	29.0	1,896,393	3.52	28.1	1,846,213	3.52	27.5
Bulk purchased	456,876	2.23	6.6	469,400	2.23	7.0	485,682	2.25	7.2
Construction	76,457	3.51	1.1	77,124	3.52	1.1	75,152	3.57	1.1
Total	6,552,892	3.61	94.3	6,448,542	3.61	95.5	6,417,564	3.62	95.6
Multi-family and commercial:
Permanent	112,414	4.15	1.6	113,852	4.14	1.7	110,938	4.14	1.6
Construction or land development	153,231	3.91	2.2	60,377	4.15	0.9	54,768	4.13	0.8
Total	265,645	4.01	3.8	174,229	4.14	2.6	165,706	4.14	2.4
Total real estate loans	6,818,537	3.62	98.1	6,622,771	3.63	98.1	6,583,270	3.64	98.0

Consumer loans:
Home equity	123,565	5.07	1.8	126,259	4.96	1.8	125,844	5.00	1.9
Other	4,279	4.17	0.1	4,219	4.12	0.1	4,179	4.03	0.1
Total consumer loans	127,844	5.04	1.9	130,478	4.94	1.9	130,023	4.97	2.0
Total loans receivable	6,946,381	3.65	100.0%	6,753,249	3.65	100.0%	6,713,293	3.66	100.0%

Less:
Undisbursed loan funds:
One- to four-family	42,906			45,738			45,696
Multi-family and commercial	139,495			45,863			44,869
ACL	9,193			9,201			9,443
Discounts/unearned loan fees	24,347			24,172			24,213
Premiums/deferred costs	(38,754)			(36,853)			(35,955)
Total loans receivable, net	$6,769,194			$6,665,128			$6,625,027

Loan Activity: The following table summarizes activity in our loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in undisbursed loan funds, ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid-off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following tables because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. During the three and six months ended March 31, 2016, the Bank endorsed $20.6 million and $44.1 million of one- to four-family loans, respectively, reducing the average rate on those loans by 77 and 84 basis points, respectively.

	For the Three Months Ended
	March 31, 2016		December 31, 2015		September 30, 2015		June 30, 2015
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$6,753,249	3.65%	$6,713,293	3.66%	$6,547,702	3.67%	$6,418,780	3.71%
Originated and refinanced:
Fixed	117,205	3.65	157,447	3.67	165,646	3.73	207,895	3.50
Adjustable	35,495	3.77	38,117	3.74	51,634	3.59	47,609	3.55
Purchased and participations:
Fixed	249,017	3.68	101,644	3.69	164,397	3.64	147,887	3.51
Adjustable	27,355	2.93	25,861	3.17	65,722	3.69	29,046	2.92
Repayments	(235,202)		(280,978)		(280,671)		(301,835)
Principal charge-offs, net	(8)		(242)		(158)		(128)
Other	(730)		(1,893)		(979)		(1,552)
Ending balance	$6,946,381	3.65	$6,753,249	3.65	$6,713,293	3.66	$6,547,702	3.67

	For the Six Months Ended
	March 31, 2016		March 31, 2015
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$6,713,293	3.66%	$6,289,519	3.76%
Originated and refinanced:
Fixed	274,652	3.66	232,802	3.60
Adjustable	73,612	3.75	74,931	3.69
Purchased and participations:
Fixed	350,661	3.68	238,744	3.63
Adjustable	53,216	3.05	65,563	2.94
Repayments	(516,180)		(479,362)
Principal charge-offs, net	(250)		(269)
Other	(2,623)		(3,148)
Ending balance	$6,946,381	3.65	$6,418,780	3.71

The following table presents loan origination, refinance, and purchase activity for the periods indicated, excluding endorsement activity, along with associated weighted average rates and percent of total. The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years. The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination, and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2016			March 31, 2016
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-rate:	(Dollars in thousands)
One- to four-family:
<= 15 years	$58,468	3.05%	13.6%	$118,895	3.03%	15.8%
> 15 years	199,081	3.77	46.4	365,464	3.78	48.6
Multi-family and commercial real estate	107,560	3.80	25.1	138,724	3.90	18.4
Home equity	885	5.94	0.2	1,778	5.79	0.2
Other	228	9.85	0.1	452	9.14	0.1
Total fixed-rate	366,222	3.67	85.4	625,313	3.67	83.1

Adjustable-rate:
One- to four-family:
<= 36 months	918	2.70	0.2	1,822	2.68	0.2
> 36 months	45,074	2.97	10.5	86,171	2.99	11.6
Multi-family and commercial real estate	—	—	—	3,376	4.25	0.4
Home equity	15,911	4.67	3.7	33,970	4.59	4.5
Other	947	3.48	0.2	1,489	3.46	0.2
Total adjustable-rate	62,850	3.40	14.6	126,828	3.46	16.9

Total originated, refinanced and purchased	$429,072	3.63	100.0%	$752,141	3.64	100.0%

Purchased and participation loans included above:
Fixed-rate:
Correspondent - one- to four-family	$145,957	3.62		$242,068	3.64
Participations - multi-family and commercial real estate	103,060	3.76		108,593	3.79
Total fixed-rate purchased/participations	249,017	3.68		350,661	3.68

Adjustable-rate:
Correspondent - one- to four-family	27,355	2.93		49,840	2.96
Participations - multi-family and commercial real estate	—	—		3,376	4.25
Total adjustable-rate purchased/participations	27,355	2.93		53,216	3.05

Total purchased/participation loans	$276,372	3.60		$403,877	3.60

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan at the dates presented. Credit scores are updated at least semiannually, with the last update in March 2016, from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	March 31, 2016					December 31, 2015					September 30, 2015
		% of	Credit		Average		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$4,002,874	61.8%	765	63%	$130	$4,005,625	62.9%	765	64%	$129	$4,010,517	63.2%	765	64%	$129
Correspondent purchased	2,016,685	31.1	764	68	348	1,896,393	29.7	764	68	344	1,846,213	29.1	764	68	344
Bulk purchased	456,876	7.1	753	65	308	469,400	7.4	753	65	308	485,682	7.7	752	65	310
	$6,476,435	100.0%	764	65	170	$6,371,418	100.0%	764	65	168	$6,342,412	100.0%	764	65	167

The following table summarizes our one- to four-family loan origination, refinance, and correspondent purchase commitments as of March 31, 2016, along with associated weighted average rates. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. A percentage of the commitments are expected to expire unfunded, so the amounts reflected in the table below are not necessarily indicative of future cash requirements.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$12,584	$49,661	$17,612	$79,857	3.46%
Correspondent	10,958	85,669	11,178	107,805	3.73
	$23,542	$135,330	$28,790	$187,662	3.62

Rate	3.08%	3.83%	3.02%

The following table presents originated, refinanced, and correspondent activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2016			March 31, 2016
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$101,405	77%	766	$215,061	76%	766
Refinanced by Bank customers	28,824	69	768	65,383	69	769
Correspondent purchased	173,312	74	765	291,908	74	764
	$303,541	75	766	$572,352	74	766

The following table presents the amount, percent of total, and weighted average rate, by state, for one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the six month period ended March 31, 2016.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2016			March 31, 2016
State	Amount	% of Total	Rate	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$125,779	41.5%	3.50%	$258,415	45.2%	3.49%
Missouri	51,389	16.9	3.53	109,081	19.1	3.53
Texas	58,282	19.2	3.47	88,987	15.5	3.48
Tennessee	16,418	5.4	3.60	31,581	5.5	3.55
Other states	51,673	17.0	3.51	84,288	14.7	3.52
	$303,541	100.0%	3.51	$572,352	100.0%	3.50

Multi-Family and Commercial Real Estate Loans: During the current quarter, the Bank continued to grow the commercial construction-to-permanent and permanent loan portfolio through the correspondent lending channel by purchasing participations of $103.1 million, including $94.8 million of commercial construction-to-permanent loans with gross loan amounts ranging from $14.8 million to $50.0 million and funding periods of up to three years. At March 31, 2016, the Bank had $68.5 million of outstanding commercial construction-to-permanent loan commitments. The Bank intends to continue to grow its commercial construction-to-permanent and permanent loan portfolio, largely through participations with correspondent lenders and other lead banks with which the Bank already has commercial construction-to-permanent and permanent loan relationships.

The following table presents the Bank's multi-family and commercial real estate permanent and construction loans and commitments by industry classification, as defined by the North American Industry Classification System, as of March 31, 2016.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Accommodation and food services	$51,209	$91,358	$142,567	$—	$142,567	42.7%
Health care and social assistance	11,200	45,554	56,754	—	56,754	17.0
Real estate rental and leasing	14,805	581	15,386	34,000	49,386	14.8
Arts, entertainment, and recreation	—	—	—	34,480	34,480	10.3
Multi-family	17,378	2,002	19,380	—	19,380	5.8
Retail trade	19,277	—	19,277	—	19,277	5.7
Other	12,281	—	12,281	—	12,281	3.7
	$126,150	$139,495	$265,645	$68,480	$334,125	100.0%

The following table summarizes the Bank's multi-family and commercial real estate permanent and construction loans by state as of March 31, 2016.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Texas	$21,318	$93,407	$114,725	$34,000	$148,725	44.5%
Kansas	45,138	—	45,138	34,480	79,618	23.9
Missouri	34,008	45,554	79,562	—	79,562	23.8
Colorado	14,945	534	15,479	—	15,479	4.6
Arkansas	8,306	—	8,306	—	8,306	2.5
California	2,435	—	2,435	—	2,435	0.7
	$126,150	$139,495	$265,645	$68,480	$334,125	100.0%

The following table presents the Bank's multi-family and commercial real estate permanent and construction loan portfolio and outstanding commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding commitment amount, as of March 31, 2016.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	4	153,716
>$15 to $30 million	2	54,668
>$10 to $15 million	3	38,483
>$5 to $10 million	3	23,705
$1 to $5 million	21	58,797
Less than $1 million	14	4,756
	47	$334,125

Asset Quality

Economic conditions in the Bank's local market areas have a significant impact on the ability of borrowers to repay loans and the value of the collateral securing these loans. As of March 2016, the unemployment rate was 3.9% for Kansas and 4.2% for Missouri, compared to the national average of 5.0%, based on information from the Bureau of Labor Statistics.

The following tables present loans 30 to 89 days delinquent, non-performing loans, and OREO as of the dates indicated. Of the loans 30 to 89 days delinquent at March 31, 2016, approximately 69% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and nonaccrual loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to Office of the Comptroller of the Currency ("OCC") reporting requirements even if the loans are current. Non-performing assets include non-performing loans and OREO. Over the past 12 months, OREO properties were owned by the Bank, on average, for approximately four months before they were sold.

	Loans Delinquent for 30 to 89 Days at:
	March 31, 2016		December 31, 2015		September 30, 2015		June 30, 2015		March 31, 2015
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	139	$14,336	159	$14,277	158	$16,955	150	$16,320	128	$13,097
Correspondent purchased	8	2,307	10	3,033	8	2,344	15	4,741	7	2,206
Bulk purchased	26	6,005	35	7,805	32	7,259	30	6,249	35	8,137
Consumer loans:
Home equity	33	631	36	730	32	703	34	646	30	681
Other	5	28	13	88	11	17	18	80	9	36
	211	$23,307	253	$25,933	241	$27,278	247	$28,036	209	$24,157
30 to 89 days delinquent loans
to total loans receivable, net		0.34%		0.39%		0.41%		0.43%		0.38%

	Non-Performing Loans and OREO at:
	March 31, 2016		December 31, 2015		September 30, 2015		June 30, 2015		March 31, 2015
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	72	$8,016	75	$9,900	66	$6,728	70	$6,180	79	$8,047
Correspondent purchased	3	864	—	—	1	394	1	67	1	490
Bulk purchased	33	7,483	32	7,199	36	8,898	29	7,577	27	8,040
Consumer loans:
Home equity	26	622	28	574	24	497	19	443	23	366
Other	8	26	9	25	4	12	5	16	6	19
	142	17,011	144	17,698	131	16,529	124	14,283	136	16,962
Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	72	7,667	75	7,661	77	9,004	71	9,224	80	9,709
Correspondent purchased	4	825	1	24	1	25	2	398	2	401
Bulk purchased	1	80	1	81	1	82	5	959	5	732
Consumer loans:
Home equity	9	151	14	259	12	295	10	219	6	108
Other	1	8	—	—	—	—	—	—	3	11
	87	8,731	91	8,025	91	9,406	88	10,800	96	10,961
Total non-performing loans	229	25,742	235	25,723	222	25,935	212	25,083	232	27,923

Non-performing loans as a percentage of total loans(2)		0.38%		0.39%		0.39%		0.39%		0.44%

OREO:
One- to four-family:
Originated(3)	22	$1,364	25	$1,410	29	$1,752	28	$1,920	36	$1,989
Correspondent purchased	1	499	1	499	1	499	2	714	1	216
Bulk purchased	8	2,694	6	2,247	2	796	4	1,019	5	1,162
Consumer loans:
Home equity	1	9	1	26	1	8	2	17	—	—
Other(4)	1	1,278	1	1,278	1	1,278	1	1,278	1	1,278
	33	5,844	34	5,460	34	4,333	37	4,948	43	4,645
Total non-performing assets	262	$31,586	269	$31,183	256	$30,268	249	$30,031	275	$32,568

Non-performing assets as a percentage of total assets		0.34%		0.34%		0.31%		0.33%		0.32%

(1)
Represents loans required to be reported as nonaccrual pursuant to OCC reporting requirements even if the loans are current. At March 31, 2016, December 31, 2015, September 30, 2015, June 30, 2015, and March 31, 2015, this amount was comprised of $1.8 million, $2.2 million, $2.2 million, $3.4 million, and $1.2 million, respectively, of loans that were 30 to 89 days delinquent and are reported as such, and $6.9 million, $5.8 million $7.2 million, $7.4 million, and $9.8 million, respectively, of loans that were current.

(2)
Excluding loans required to be reported as nonaccrual pursuant to OCC reporting requirements even if the loans are current, non-performing loans as a percentage of total loans were 0.25%, 0.27%, 0.25%, 0.22%, and 0.27%, at March 31, 2016, December 31, 2015, September 30, 2015, June 30, 2015, and March 31, 2015, respectively.

(3)	Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

(4)	Represents a single property the Bank purchased for a potential branch site but now intends to sell.

The following tables present ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
	(Dollars in thousands)
Balance at beginning of period	$9,201	$9,443	$9,601	$9,406	$9,297
Charge-offs:
One- to four-family loans:
Originated	(17)	(57)	(175)	(108)	(83)
Correspondent purchased	—	—	—	—	(11)
Bulk purchased	(38)	(175)	(7)	(28)	(80)
Multi-family and commercial loans	—	—	—	—	—
Construction	—	—	—	—	—
Home equity	(16)	(18)	(1)	(7)	(11)
Other consumer loans	(4)	—	—	(14)	(4)
Total charge-offs	(75)	(250)	(183)	(157)	(189)
Recoveries:
One- to four-family loans:
Originated	39	3	11	12	12
Correspondent purchased	—	—	—	—	—
Bulk purchased	18	—	—	—	4
Multi-family and commercial loans	—	—	—	—	—
Construction	—	—	—	—	—
Home equity	10	5	14	17	6
Other consumer loans	—	—	—	—	1
Total recoveries	67	8	25	29	23
Net charge-offs	(8)	(242)	(158)	(128)	(166)
Provision for credit losses	—	—	—	323	275
Balance at end of period	$9,193	$9,201	$9,443	$9,601	$9,406

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%	—%	—%	—%
Ratio of net charge-offs during the period
to average non-performing assets	0.03	0.79	0.52	0.41	0.51
ACL to non-performing loans at end of period	35.71	35.77	36.41	38.28	33.69
ACL to loans receivable, net at end of period	0.14	0.14	0.14	0.15	0.15
ACL to net charge-offs (annualized)	294.7x	9.5x	15.0x	18.7x	14.2x

	For the Six Months Ended
	March 31,
	2016	2015
	(Dollars in thousands)
Balance at beginning of period	$9,443	$9,227
Charge-offs:
One- to four-family loans:
Originated	(74)	(141)
Correspondent purchased	—	(11)
Bulk purchased	(213)	(193)
Multi-family and commercial loans	—	—
Construction	—	—
Home equity	(34)	(21)
Other consumer loans	(4)	(29)
Total charge-offs	(325)	(395)
Recoveries:
One- to four-family loans:
Originated	42	33
Correspondent purchased	—	—
Bulk purchased	18	58
Multi-family and commercial loans	—	—
Construction	—	—
Home equity	15	33
Other consumer loans	—	2
Total recoveries	75	126
Net charge-offs	(250)	(269)
Provision for credit losses	—	448
Balance at end of period	$9,193	$9,406

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net charge-offs during the
period to average non-performing assets	0.81	0.87
ACL to non-performing loans at end of period	35.71	33.69
ACL to loans receivable, net at end of period	0.14	0.15
ACL to net charge-offs (annualized)	18.3x	17.5x

Securities Portfolio

The following table presents the distribution of our MBS and investment securities portfolio, at amortized cost, at the dates indicated. The majority of our MBS and investment securities portfolio are composed of securities issued by U.S. government-sponsored enterprises ("GSEs"). Overall, fixed-rate securities comprised 76% of these portfolios at March 31, 2016. The weighted average life ("WAL") is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	March 31, 2016			December 31, 2015			September 30, 2015
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$968,006	2.23%	3.3	$985,287	2.26%	3.2	$1,047,637	2.24%	3.2
GSE debentures	471,215	1.14	1.3	421,231	1.18	2.4	525,376	1.14	1.6
Municipal bonds	37,248	1.80	2.6	39,534	1.85	2.7	38,214	1.87	2.9
Total fixed-rate securities	1,476,469	1.87	2.6	1,446,052	1.93	3.0	1,611,227	1.87	2.7

Adjustable-rate securities:
MBS	458,350	2.31	5.9	379,745	2.26	5.6	402,417	2.22	5.3
Trust preferred securities	2,169	1.89	21.2	2,186	1.77	21.5	2,186	1.59	21.7
Total adjustable-rate securities	460,519	2.30	6.0	381,931	2.25	5.7	404,603	2.21	5.4
Total securities portfolio	$1,936,988	1.97	3.4	$1,827,983	2.00	3.6	$2,015,830	1.94	3.2

MBS: The following table summarizes the activity in our MBS portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The yields for the beginning balances are as of the last day of the period previous to the period presented and the yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	March 31, 2016			December 31, 2015			September 30, 2015			June 30, 2015
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,376,119	2.26%	3.9	$1,462,539	2.24%	3.8	$1,565,184	2.25%	3.9	$1,648,046	2.30%	4.3
Maturities and repayments	(80,544)			(83,835)			(99,840)			(100,538)
Net amortization of (premiums)/discounts	(1,091)			(1,188)			(1,362)			(1,412)
Purchases:
Fixed	42,827	1.83	4.1	—	—	—	—	—	—	20,532	1.74	4.5
Adjustable	100,133	2.02	5.4	—	—	—	—	—	—	—	—	—
Change in valuation on AFS securities	(670)			(1,397)			(1,443)			(1,444)
Ending balance - carrying value	$1,436,774	2.25	4.1	$1,376,119	2.26	3.9	$1,462,539	2.24	3.8	$1,565,184	2.25	3.9

	For the Six Months Ended
	March 31, 2016			March 31, 2015
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,462,539	2.24%	3.8	$1,802,547	2.32%	4.2
Maturities and repayments	(164,379)			(175,951)
Net amortization of (premiums)/discounts	(2,279)			(2,590)
Purchases:
Fixed	42,827	1.83	4.1	25,137	1.53	3.8
Adjustable	100,133	2.02	5.4	—	—	—
Change in valuation on AFS securities	(2,067)			(1,097)
Ending balance - carrying value	$1,436,774	2.25	4.1	$1,648,046	2.30	4.3

Investment Securities: The following table summarizes the activity in our investment securities portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The yields for the beginning balances are as of the last day of the period previous to the period presented and the yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	March 31, 2016			December 31, 2015			September 30, 2015			June 30, 2015
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$460,829	1.24%	2.6	$566,754	1.19%	1.8	$641,532	1.18%	2.5	$620,193	1.18%	2.2
Maturities and calls	(27,201)			(104,155)			(76,387)			(30,000)
Net amortization of (premiums)/discounts	(106)			(101)			(70)			(52)
Purchases:
Fixed	74,987	0.93	0.8	1,432	1.35	5.6	—	—	—	52,379	1.31	3.1
Change in valuation on AFS securities	2,982			(3,101)			1,679			(988)
Ending balance - carrying value	$511,491	1.19	1.5	$460,829	1.24	2.6	$566,754	1.19	1.8	$641,532	1.18	2.5

	For the Six Months Ended
	March 31, 2016			March 31, 2015
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$566,754	1.19%	1.8	$590,942	1.15%	3.0
Maturities and calls	(131,356)			(82,132)
Net amortization of (premiums)/discounts	(207)			(163)
Purchases:
Fixed	76,419	0.94	0.9	106,022	1.16	1.7
Change in valuation on AFS securities	(119)			5,524
Ending balance - carrying value	$511,491	1.19	1.5	$620,193	1.18	2.2

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented. The $116.8 million increase in the retail certificates of deposit portfolio from December 31, 2015 to March 31, 2016 was due mainly to a promotion deposit campaign on President's Day.

	March 31, 2016			December 31, 2015			September 30, 2015
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Noninterest-bearing checking	$211,068	—%	4.1%	$205,374	—%	4.1%	$188,007	—%	3.9%
Interest-bearing checking	604,790	0.05	11.8	612,656	0.05	12.3	550,741	0.05	11.4
Savings	330,467	0.17	6.5	317,384	0.21	6.4	311,670	0.16	6.4
Money market	1,165,592	0.23	22.8	1,183,050	0.24	23.8	1,148,935	0.23	23.8
Retail certificates of deposit	2,421,622	1.38	47.3	2,304,865	1.31	46.4	2,320,804	1.29	48.0
Public units	386,290	0.56	7.5	349,151	0.43	7.0	312,363	0.40	6.5
	$5,119,829	0.77	100.0%	$4,972,480	0.71	100.0%	$4,832,520	0.72	100.0%

The following table presents scheduled maturities of our certificates of deposit, along with associated weighted average rates, as of March 31, 2016:

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$824,170	$191,686	$1,536	$—	$1,017,392	0.62%
1.00 – 1.99%	290,964	501,933	367,029	452,320	1,612,246	1.57
2.00 – 2.99%	15,300	80	1,516	160,947	177,843	2.24
3.00 – 3.99%	175	256	—	—	431	3.19
	$1,130,609	$693,955	$370,081	$613,267	$2,807,912	1.27

Percent of total	40.3%	24.7%	13.2%	21.8%
Weighted average rate	0.82	1.26	1.54	1.95
Weighted average maturity (in years)	0.4	1.5	2.5	3.9	1.7
Weighted average maturity for the retail certificate of deposit portfolio (in years)					1.9

Borrowings

The following table presents the maturity of FHLB advances, at par, and repurchase agreements, along with associated weighted average contractual and effective rates as of March 31, 2016.

	FHLB	Repurchase
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal year	Amount	Amount	Rate	Rate(1)
	(Dollars in thousands)
2016	$200,000	$—	1.94%	2.00%
2017	500,000	—	2.69	2.72
2018	375,000	100,000	2.35	2.64
2019	400,000	—	1.62	1.62
2020	250,000	100,000	2.18	2.18
2021	550,000	—	2.27	2.27
2022	200,000	—	2.23	2.23
	$2,475,000	$200,000	2.23	2.29

(1)	The effective rate includes the impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail and public unit deposit amounts, and term borrowings for the next four quarters as of March 31, 2016.

	Retail		Public Unit		Term
Maturity by	Certificate	Repricing	Deposit	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
June 30, 2016	$265,263	0.93%	$149,907	0.38%	$100,000	3.17%	$515,170	1.21%
September 30, 2016	191,678	0.93	82,253	0.48	100,000	0.83	373,931	0.80
December 31, 2016	219,393	1.00	51,500	0.54	100,000	0.78	370,893	0.88
March 31, 2017	146,777	0.94	23,838	0.70	—	—	170,615	0.91
	$823,111	0.95	$307,498	0.46	$300,000	1.59	$1,430,609	0.98

The following table presents term borrowing activity for the periods shown, which includes FHLB advances, at par, and repurchase agreements. Line of credit activity is excluded from the following tables. The weighted average effective rate includes the impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. Rates on new borrowings are fixed-rate. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	March 31, 2016			December 31, 2015			September 30, 2015			June 30, 2015
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,675,000	2.29%	3.2	$2,775,000	2.29%	3.3	$2,795,000	2.49%	3.3	$2,795,000	2.51%	3.3
Maturities and prepayments:
FHLB advances	—	—		(200,000)	1.94		(175,000)	5.08		(100,000)	3.01
Repurchase agreements	—	—		—	—		(20,000)	4.45		—	—
New borrowings:
FHLB advances	—	—	—	100,000	1.45	3.0	175,000	2.18	3.0	100,000	2.25	7.0
Ending balance	$2,675,000	2.29	3.0	$2,675,000	2.29	3.2	$2,775,000	2.29	3.3	$2,795,000	2.49	3.3

	For the Six Months Ended
	March 31, 2016			March 31, 2015
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,775,000	2.29%	3.3	$2,795,000	2.45%	2.8
Maturities and prepayments:
FHLB advances	(200,000)	1.94		(500,000)	1.66
New borrowings:
FHLB advances	100,000	1.45	3.0	500,000	2.03	5.8
Ending balance	$2,675,000	2.29	3.0	$2,795,000	2.51	3.3

Average Rates and Lives

At March 31, 2016, the Bank's one-year gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice was $1.05 billion, or 11.3% of total assets, compared to $531.2 million, or 5.8% of total assets, at December 31, 2015. The increase in the one-year gap amount was due primarily to lower interest rates at March 31, 2016 than at December 31, 2015, which increased prepayment projections on the Bank's mortgage loan and MBS portfolios, as well as increased the amount of securities projected to be called, which resulted in an increase in the amount of assets expected to reprice over the 12-month horizon. The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on mortgage loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. As interest rates rise, the amount of interest-earning assets expected to reprice will likely decrease from estimated levels as borrowers would have less economic incentive to modify their cost of borrowings. If interest rates were to increase 200 basis points, as of March 31, 2016, the Bank's one-year gap is projected to be $225.1 million, or 2.4% of total assets. This compares to a one-year gap of $131.9 million, or 1.4% of total assets, if interest rates were to have increased 200 basis points as of December 31, 2015.

The gap position of the Bank has been managed over the past several years in anticipation of higher interest rates. Because of the on-balance sheet strategies implemented over the past several years of lengthening FHLB advances, increasing rates offered on longer-term certificate of deposit products, purchasing shorter term agency debentures, and focusing on the long-term value of the balance sheet through the measurement and management of our market value of portfolio equity, management believes the Bank is well-positioned to move into a market rate environment where interest rates are higher.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of the date presented. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The maturity and repricing terms presented for one- to four-family loans represent the contractual terms of the loan.

	March 31, 2016
	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$511,491	1.19%	1.5	26.2%	5.6%
MBS - fixed	971,651	2.23	3.3	49.9	10.5
MBS - adjustable	465,123	2.31	5.9	23.9	5.0
Total investment securities and MBS	1,948,265	1.97	3.4	100.0%	21.1
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,251,410	3.20	3.7	18.0%	13.6
> 15 years	4,026,012	3.98	5.1	57.9	43.7
All other fixed-rate loans	303,988	4.09	2.8	4.4	3.3
Total fixed-rate loans	5,581,410	3.81	4.7	80.3	60.6
Adjustable-rate one- to four-family:
<= 36 months	309,822	1.84	3.5	4.5	3.4
> 36 months	889,191	2.93	2.6	12.8	9.7
All other adjustable-rate loans	165,958	4.42	1.4	2.4	1.8
Total adjustable-rate loans	1,364,971	2.86	2.7	19.7	14.9
Total loans receivable	6,946,381	3.63	4.3	100.0%	75.5
FHLB stock	114,381	5.98	2.9		1.2
Cash and cash equivalents	203,811	0.49	—		2.2
Total interest-earning assets	$9,212,838	3.24	4.0		100.0%

Transaction deposits	$2,311,917	0.16	6.5	45.2%	29.7%
Certificates of deposit	2,807,912	1.27	1.7	54.8	36.0
Total deposits	5,119,829	0.77	3.9	100.0%	65.7
Term borrowings	2,675,000	2.29	3.0		34.3
Total interest-bearing liabilities	$7,794,829	1.29	3.6		100.0%

Average Balance Sheets

The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at March 31, 2016. At March 31, 2016, the daily leverage strategy was not in place, so the yields/rates presented at March 31, 2016 in the tables below do not reflect the effects of the daily leverage strategy. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	At	For the Six Months Ended
	March 31, 2016	March 31, 2016			March 31, 2015
		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Amount	Paid	Rate	Amount	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	3.63%	$6,684,173	$120,955	3.62%	$6,284,572	$116,817	3.72%
MBS(2)	2.25	1,393,913	15,533	2.23	1,710,345	19,538	2.28
Investment securities(2)(3)	1.19	495,824	3,018	1.22	571,717	3,348	1.17
FHLB stock	5.98	205,714	6,158	5.99	209,679	6,257	5.98
Cash and cash equivalents	0.49	2,171,491	4,327	0.39	2,163,918	2,817	0.26
Total interest-earning assets(1)(2)	3.24	10,951,115	149,991	2.74	10,940,231	148,777	2.72
Other noninterest-earning assets		291,151			231,904
Total assets		$11,242,266			$11,172,135

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	0.04	$771,428	144	0.04	$710,009	134	0.04
Savings	0.17	318,444	308	0.19	301,322	220	0.15
Money market	0.23	1,164,912	1,368	0.23	1,147,287	1,334	0.23
Retail certificates	1.38	2,334,281	15,341	1.31	2,235,850	13,682	1.23
Wholesale certificates	0.56	376,133	851	0.45	317,531	982	0.62
Total deposits	0.77	4,965,198	18,012	0.73	4,711,999	16,352	0.70
FHLB advances(4)	2.23	2,504,999	28,053	2.24	2,570,980	31,582	2.46
FHLB line of credit	—	2,042,623	4,415	0.43	2,069,780	2,604	0.25
FHLB borrowings	2.23	4,547,622	32,468	1.43	4,640,760	34,186	1.47
Repurchase agreements	2.94	200,000	2,991	2.94	220,000	3,424	3.08
Total borrowings	2.29	4,747,622	35,459	1.49	4,860,760	37,610	1.55
Total interest-bearing liabilities	1.29	9,712,820	53,471	1.10	9,572,759	53,962	1.13
Other noninterest-bearing liabilities		121,560			116,659
Stockholders' equity		1,407,886			1,482,717
Total liabilities and stockholders' equity		$11,242,266			$11,172,135

Net interest income(5)			$96,520			$94,815
Net interest rate spread(6)	1.95			1.64			1.59
Net interest-earning assets		$1,238,295			$1,367,472
Net interest margin(7)				1.76			1.73
Ratio of interest-earning assets
to interest-bearing liabilities				1.13x			1.14x

Selected performance ratios:
Return on average assets (annualized)				0.75%			0.71%
Return on average equity (annualized)				6.00			5.36
Average equity to average assets				12.52			13.27
Operating expense ratio(8)				0.84			0.82
Efficiency ratio(9)				43.25			43.66
Pre-tax yield on daily leverage strategy(10)				0.16			0.21

Selected performance ratios, excluding the effects of the daily leverage strategy:
Net interest margin				2.12			2.08
Return on average assets (annualized)				0.89			0.84
Return on average equity (annualized)				5.84			5.16

	For the Three Months Ended
	March 31, 2016			December 31, 2015
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$6,717,174	$60,732	3.62%	$6,651,531	$60,223	3.62%
MBS(2)	1,374,917	7,702	2.24	1,412,702	7,831	2.22
Investment securities(2)(3)	488,493	1,485	1.22	503,075	1,533	1.22
FHLB stock	202,006	3,006	5.98	209,382	3,152	5.97
Cash and cash equivalents	2,142,320	2,707	0.50	2,200,345	1,620	0.29
Total interest-earning assets(1)(2)	10,924,910	75,632	2.77	10,977,035	74,359	2.71
Other noninterest-earning assets	295,430			286,920
Total assets	$11,220,340			$11,263,955

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$785,149	72	0.04	$757,857	72	0.04
Savings	323,572	168	0.21	313,372	140	0.18
Money market	1,170,684	683	0.23	1,159,201	685	0.23
Retail certificates	2,357,389	7,805	1.33	2,311,424	7,536	1.29
Wholesale certificates	392,286	485	0.50	360,156	366	0.40
Total deposits	5,029,080	9,213	0.74	4,902,010	8,799	0.71
FHLB advances(4)	2,471,404	13,729	2.23	2,538,230	14,325	2.24
FHLB line of credit	2,007,692	2,665	0.53	2,077,174	1,749	0.33
FHLB borrowings	4,479,096	16,394	1.47	4,615,404	16,074	1.38
Repurchase agreements	200,000	1,487	2.94	200,000	1,504	2.94
Total borrowings	4,679,096	17,881	1.53	4,815,404	17,578	1.44
Total interest-bearing liabilities	9,708,176	27,094	1.12	9,717,414	26,377	1.08
Other noninterest-bearing liabilities	110,635			132,368
Stockholders' equity	1,401,529			1,414,173
Total liabilities and stockholders' equity	$11,220,340			$11,263,955

Net interest income(5)		$48,538			$47,982
Net interest rate spread(6)			1.65			1.63
Net interest-earning assets	$1,216,734			$1,259,621
Net interest margin(7)			1.78			1.75
Ratio of interest-earning assets
to interest-bearing liabilities			1.13x			1.13x

Selected performance ratios:
Return on average assets (annualized)			0.77%			0.74%
Return on average equity (annualized)			6.14			5.86
Average equity to average assets			12.49			12.55
Operating expense ratio(8)			0.84			0.84
Efficiency ratio(9)			42.46			44.05
Pre-tax yield on daily leverage strategy(10)			0.16			0.16

Selected performance ratios, excluding the effects of the daily leverage strategy:
Net interest margin			2.13			2.11
Return on average assets (annualized)			0.91			0.88
Return on average equity (annualized)			5.98			5.70

(1)
Calculated net of unearned loan fees, deferred costs, and undisbursed loan funds. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.

(2)	MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3)
The average balance of investment securities includes an average balance of nontaxable securities of $38.0 million and $36.0 million for the six months ended March 31, 2016 and 2015, respectively, and $37.9 million and $38.2 million for the quarters ended March 31, 2016 and December 31, 2015, respectively.

(4)	The balance and rate of FHLB advances are stated net of deferred prepayment penalties.

(5)
Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(6)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(7)	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

(8)	The operating expense ratio represents annualized non-interest expense as a percentage of average assets.

(9)	The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.

(10)
The pre-tax yield on the daily leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.